Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	Andrew A. Krakauer	Richard E. Moyer
	President	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL TO RELOCATE DUTCH MANUFACTURING OPERATIONS TO THE UNITED STATES TO ACHIEVE OPERATING SAVINGS

•                 Part of continuing effort to reduce costs and improve operating efficiencies

•                 Approximate ongoing annual cost reduction of more than $1 million

LITTLE FALLS, New Jersey (June 30, 2008) ... CANTEL MEDICAL CORP. (NYSE:CMN) announced that its Minntech Corporation subsidiary will relocate all of its remaining Dutch manufacturing operations to the United States. This action is part of Cantel’s continuing effort to reduce operating costs and leverage the existing infrastructure of its Minntech operations in Minneapolis.

The elimination of Dutch manufacturing operations will lead to the discontinuance of onsite material management, quality assurance, finance and accounting, human resources and some customer service functions. Minntech will continue to maintain a strong marketing, sales, service and technical support presence based in Holland to serve customers throughout Europe, the Middle East and Africa.

According to Andrew Krakauer, Cantel’s President, “This action is designed to keep a strong sales and service presence in Europe, while significantly leveraging existing infrastructure and overhead in our Minntech subsidiary. This streamlining should be completed by December 31, 2008 and is anticipated to result in annual pre-tax savings of over $1,000,000.”

In connection with the relocation plan, based on management’s preliminary good faith estimate, the Company anticipates incurring severance costs of approximately $550,000, asset impairment charges in the range of $200,000 to $300,000 and inventory write-down and other associated costs of approximately $200,000. Of those amounts, the Company anticipates that approximately 50-60% will be recorded in the 4th quarter of FY 2008 and the balance recorded during the first four months of FY 2009. Additionally, the Company intends to sell its facility in Holland. Although the timing and financial effect of this sale are currently unknown, based on the appraised value of the facility, the Company anticipates that it will generate a gain on the sale of approximately $300,000.

Krakauer added, “This restructuring exemplifies Cantel’s commitment to improved financial performance, especially in light of the recent unprecedented cost increases in raw material and transportation costs being experienced throughout its divisions. These cost increases will clearly have a negative impact on the Company’s FY 2008 4th quarter performance. However, despite these increases, we believe various initiatives now being undertaken by our divisions and at corporate headquarters (including the imposition of price increases to our customers) will lead to significant earnings growth in FY 2009 and beyond.”

Cantel Medical Corp. is a leading provider of infection prevention and control products in the healthcare market. Our products include specialized medical device reprocessing systems for renal dialysis and endoscopy, dialysate concentrates and other dialysis supplies, disposable infection control products primarily for the dental industry, water purification equipment, sterilants, disinfectants and cleaners, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. We also provide technical maintenance for our products and offer compliance training services for the transport of infectious and biological specimens.

For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.